Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Jeff Beckman Levi Strauss & Co. (415) 501-7777 jbeckman@levi.com
Levi Strauss & Co. Names Global CMO for the Levi’s® Brand
SAN FRANCISCO (August 25, 2009) — Levi Strauss & Co. (LS&Co.) today named Jaime Cohen Szulc as global chief marketing officer for the Levi’s® brand, a new position at the company. He will report directly to LS&Co. Chief Executive Officer John Anderson.
“Jaime is a strong, strategic business leader with a deep understanding of how to translate consumer insights into marketing programs that drive growth across geographies and channels,” said Anderson. “He is passionate about reaching out to consumers in relevant and meaningful ways. He also brings a strong global perspective to consumer engagement.”
Szulc was most recently worldwide chief operating officer for Eastman Kodak Company’s Consumer Digital Group, as well as its managing director for global operations. In this role, he helped transform Kodak’s consumer experience and value proposition, while delivering key breakthrough operational results.
Szulc has a 20-year track record of international business experience and has led multiple business turnarounds in multi-billion dollar consumer companies, such as Eastman Kodak, S.C. Johnson and Procter & Gamble.
At Eastman Kodak, his responsibilities encompassed a broad spectrum of top marketing and P&L leadership assignments in the Americas, Europe, Africa and the Middle East. Starting in 1998, Szulc served as the marketing head for Latin America and led the region to record market share. During this time, he also created a strategic plan for deploying products in emerging markets worldwide. He later became the general manager for Latin America and then the entire Americas region, before becoming the chairman for Eastman Kodak S.A. in Europe. During five consecutive years, Szulc’s regions were recognized for the strongest growth and profit results within the consumer division.
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Levi Strauss & Co. Names Global Levi’s® Brand CMO/Add One
August 25, 2009
Szulc began his marketing career at Procter & Gamble Brazil and later as a senior marketing leader at SC Johnson Latin America, acquiring a broad marketing expertise leading a diverse set of brands. His experience spanned from classical brand management to geographic and category portfolio analysis, which involved brand acquisition and divestiture. Through the implementation of innovative business strategies and processes, Szulc reversed multi-year negative share trends and delivered record high volume and earnings for the categories he managed.
“I am very excited and honored to be part of the next chapter of the Levi’s® brand leadership,” said Szulc. “The Levi’s® brand is iconic — a true representation of jeans and of the diversity of aspirations of people around the world. I see tremendous opportunities to continue to strengthen our consumer experience with the brand.”
About Levi Strauss & Co.
Levi Strauss & Co. is one of the world’s largest branded apparel companies and the global leader in jeanswear, marketing its products in more than 110 countries worldwide. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi’s®, Dockers® and Signature by Levi Strauss & Co.™ brands. Levi Strauss & Co. reported fiscal 2008 net revenues of $4.4 billion. For more information, go to www.levistrauss.com.
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